 CHINA MEDICINE CORPORATION
2/F, Guangri Tower, No 9 Siyounan Road 1st Street, Yuexiu District | Guangzhou, Guangdong Province | 510600 | China

November 16, 2010

Henry Chi Fung Ho
Flat 2006, Oi Hong House,
Tsz Oi Court Stage 3
Kowloon, Hong Kong SAR

Re:	EMPLOYMENT AGREEMENT

Dear Henry:

On behalf of China Medicine Corporation, a Nevada corporation (the “Company”), I am pleased to offer you the position of  Chief Financial Officer (“CFO”) to the Company subject to the following terms and conditions (this “Agreement”):

1.	Duties and Scope of Employment.

(a)           Position.  For the term of your employment under this Agreement (your “Employment”), the Company agrees to employ you as the CFO of the Company.  You will report to the Board of Directors and will work directly with the Company’s CEO.  You will be working out of the Company’s office in Guangzhou, China.  You will perform the duties and have the responsibilities and authority customarily performed and held by an employee in your position or as otherwise may be assigned or delegated to you by the Company’s Board of Directors and CEO, including but not limited to the following:

(i)	Strategy

(1)           Partner with the CEO on all operational and strategic issues as they arise; provide strategic recommendations to the CEO based on financial analysis and projections, cost identification and allocation, and revenue/expense analysis.

(2)           Participate in the ongoing strategic planning process as an integral member of the senior management team.

(ii)	Financial Management

(1)           Review and approve preparation and finalization of monthly, quarterly and annual financial reporting materials.

(2)           Oversee budgeting, financial forecasting, and cash flow for administration, existing programs, and proposed new sites.

(3)           Manage full-time financial and accounting staff, including hiring and retaining additional staff as needed in the future.

(4)           Coordinate all audit activities.

(iii)	Administrative Leadership and Management

(1)           Serve as a business partner to the CEO on the organization’s financial, budgeting, and administrative processes—including HR, payroll, and benefits functions—with an eye to continuously developing and improving systems.

(2)           Lead technical staff to design an IT plan for the future, and implement it successfully to meet IT needs (hardware and software) as the organization grows.  Review all formal finance-, HR-, and IT-related procedures, processes, and administration, recommending improvements to the systems in place and managing the systems going forward, including the implementation of a Western-styled ERP system.

(3)           Manage the organization’s physical infrastructure, physical plant, and system maintenance (phone system, security, cleaning, supplies, etc.), with assistance from office managers.

(iv)	Organizational Evaluation and Improvement

(1)           Within one-month after assumption of your duties as the CFO, or as agreed to by the CEO and the Board of Directors, you will report back to the CEO and the Board of Directors an initial analysis of the strengths and weaknesses of the finance and accounting staff of the Company.

(2)            You will implement a detailed recommended course of action to improve and strengthen the finance and accounting staff of the Company, including the implementation of new electronic reporting systems as well as the hiring of additional finance and accounting staff.

(b)           Obligations to the Company.  During your Employment, you shall devote your full business efforts and time to the Company.  During your Employment, without the prior written approval of the Company’s Board of Directors, you shall not render services in any capacity to any other person or entity and shall not act as a sole proprietor or partner of any other person or entity or own more than five percent of the stock of any other corporation.  Notwithstanding the foregoing, you may serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal investments without such advance written consent, provided that such activities do not individually or in the aggregate interfere with the performance of your duties under this Agreement.  You shall comply with the Company’s policies and rules, as they may be in effect from time to time during your Employment.

(c)           No Conflicting Obligations.  You represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations under this Agreement.  In connection with your Employment, you shall not use or disclose any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title or interest and your Employment will not infringe or violate the rights of any other person.  You represent and warrant to the Company that you have returned all property and confidential information belonging to any prior employer.

(d)           Term.    The effective date of this Agreement shall be November 16, 2010 (the “Effective Date”).  Subject to the provisions for termination as provided herein, the term of this Agreement shall be the period beginning from the Effective Date and ending  November 16, 2014, or may be extended as agreed to by you and the Company.

2.	Cash and Other Incentive Compensation.

(a)           Salary.  As compensation for your services, you shall be paid an initial base annual salary at a gross rate of US$120,000, with US$10,000 to be paid monthly, among which, the portion of such annual salary equal to RMB¥180,000 shall be payable by Guangzhou Konzern Medicine Co., Ltd. (“Konzern”), and the remainder by China Medicine Corporation.  The annual compensation specified in this subsection (a), together with any modifications in such compensation that the Company may make from time to time, is referred to in this Agreement as “Base Salary.”  The Board or Compensation Committee of the Board shall review your Base Salary at least annually.  Effective as of the date of any change to your Base Salary, the Base Salary as so changed shall be considered the new Base Salary for all purposes of this Agreement.

(b)           Incentive Bonuses.  You will be entitled to a US$10,000 sign-on bonus if you choose to continue employment from the Company beginning January 1, 2011.  In addition, for each full year of employment after January 1, 2011, you will be eligible to be considered for an annual incentive bonus each calendar year during the term of your employment under this Agreement based upon the achievement of certain objective or subjective criteria established by the Company’s Board of Directors (the “Board”) or Compensation Committee of the Board, and agreed to by you.  The determinations of the Board with respect to such bonus shall be final and binding.  You shall not earn an incentive bonus unless you are employed by the Company on the date when such bonus is payable.  For the first full calendar year of your employment with the Company, i.e. calendar year 2011, your incentive bonuses will not be less than US$20,000.

(c)           Housing.  While you are employed by the Company and while your place of work continues to be Guangzhou, China, the Company agrees to provide you with a housing stipend of RMB¥2,000 per month payable in China.

(d)           Restricted Stock.  The Company granted you one hundred twenty thousand (120,000) shares of the Company's common stock (the “Restricted Stock”) as of October 1, 2010 (the “Grant Date”) pursuant to the employment agreement by and between the Company and you dated August 31, 2010 for your Vice President of Finance and Accounting position and effective October 1, 2010 (the “Old Employment Agreement”) and this Agreement affirms such grant, subject to the terms set forth below and the Company’s 2006 Long-Term Incentive Plan (the “2006 Plan”). To the extent there is contradictory provisions between this Agreement and the 2006 Plan, the provisions herein shall prevail unless the Board or Compensation Committee specifically resolves otherwise.

(i)           Issuance of Stock.  The Company shall cause the shares of Restricted Stock to be issued in your name upon grant.  The Restricted Stock shall be held in the custody of the Company or its designee for your account.  The Restricted Stock shall be subject to and shall bear appropriate legends with respect to the restrictions described herein.

(ii)           Vesting.  Your restricted stock shall vest in the following schedule: (a) as to twenty percent (20%) of such Restricted Stock (24,000 shares) at 12:01 a.m. on October 2, 2011, (b) as to an additional twenty percent (20%) of such Restricted Stock (24,000 shares) at 12:01 a.m. on October 2, 2012, (c) as to an additional thirty percent (30%) of such Restricted Stock (36,000 shares) at 12:01 a.m. on October 2, 2013, and (d) as to the final thirty percent (30%) of such Restricted Stock (36,000 shares) at 12:01 a.m. on October 2, 2014, so as to be 100% vested at 12:01 a.m. on October 2, 2014, conditioned upon your continued employment with the Company as of each vesting date.

(iii)	Restrictions.

(1)           You may not sell, transfer, assign, pledge or otherwise encumber or dispose of any portion of the Restricted Stock or rights granted hereunder until such portion of the Restricted Stock becomes vested in accordance with Section 2(d)(ii) of this Agreement.  The period of time between the Grant Date and the date all Restricted Stock becomes vested is referred to herein as the “Restriction Period.”

(2)           If your employment with the Company is terminated for any reason which does not give rise to 100% vesting of the Restricted Stock, as provided in Section 2(d)(ii) above, you shall forfeit the balance of the Restricted Stock subject to the provisions of this Agreement which have not vested at the time of your termination of employment, and transfer ownership back to the Company, provided that if your employment is not terminated for resignation or for Cause, you will be entitled to a pro-rata portion, based upon time of employment, of the stock that is not yet vested.

(iv)           This section is deemed to be a “Restricted Stock Award Agreement” for the purposes of Section 7(b) of the 2006 Plan.

3.           Vacation/PTO and Employee Benefits.  During your Employment, you shall be eligible to accrue up to 15 days of paid vacation / paid time off, pro-rated for the remainder of this calendar year, in accordance with the Company’s vacation / paid time off policy, as it may be amended from time to time.  During your Employment, you shall be eligible to participate in the employee benefit plans maintained by the Company and generally available to similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.

4.           Business Expenses.  The Company will reimburse you for your necessary and reasonable business expenses incurred in connection with your duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.

5.	Termination.

(a)           Employment at Will.  Your Employment shall be “at will,” meaning that either you or the Company shall be entitled to terminate your Employment at any time and for any reason, with or without Cause.  Any contrary representations that may have been made to you shall be superseded by this Agreement.  This Agreement shall constitute the full and complete agreement between you and the Company on the “at-will” nature of your Employment, which may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

(b)           Rights Upon Termination.  Except as expressly provided in Section 6, upon the termination of your Employment, you shall only be entitled to the compensation and benefits earned and the reimbursements described in this Agreement for the period preceding the effective date of the termination.

6.	Termination Benefits.

(a)           General Release.  Any other provision of this Agreement notwithstanding, subsections (b) shall not apply unless and until (i) you have executed (and do not revoke) a full and complete general release of all claims in a form provided by the Company without alteration and (ii) you have returned all Company property.

(b)           Severance Pay.  If, during the term of this Agreement, the Company terminates your Employment for any reason other than Cause, death or Permanent Disability, then, in addition to the amounts payable in accordance with Section 5(b), the Company shall pay you severance pay at a rate equal to your Base Salary in effect at the time of termination of your Employment for a period of 3 month(s) following the termination of your Employment (the “Continuation Period”).

(c)           Definition of “Cause.”  For all purposes under this Agreement, “Cause” shall mean:

(i)           any breach by you of this Agreement, the Confidential Information and Invention Assignment Agreement between you and the Company, or any other written agreement between you and the Company, if such breach causes material harm to the Company;

(ii)           any failure by you to comply with the Company’s written policies or rules, as they may be in effect from time to time during your Employment, if such failure causes material harm to the Company;

(iii)           your repeated failure to follow reasonable and lawful instructions from the Company or the Chief Executive Officer of the Company and your failure to cure such condition after receiving 20 days advance written notice;

(iv)           commission, conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of any jurisdiction by you;

(v)           your misappropriation of funds or property of the Company;

(vi)           neglect of your duties; or

(vii)           any gross or willful misconduct by you.

(d)           Definition of “Permanent Disability.”  For all purposes under this Agreement, “Permanent Disability” shall mean your inability to perform the essential functions of your position with or without reasonable accommodation for a period of 90 consecutive days because of your physical or mental impairment.

7.	Pre-Employment Conditions.

(a)           Confidentiality Agreement.  Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

(b)           Right to Work.  You will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the People’s Republic of China.  Such documentation must be provided to us within three (3) business days after your Effective Date, or our employment relationship with you may be terminated.

(c)           Verification of Information.  This offer of employment is also contingent upon the successful verification of the information you provided to the Company during your application process, as well as a general background check performed by the Company to confirm your suitability for employment.  By accepting this offer of employment, you warrant that all information provided by you is true and correct to the best of your knowledge, you agree to execute any and all documentation necessary for the Company to conduct a background check and you expressly release the Company from any claim or cause of action arising out of the Company’s verification of such information.

8.	Successors.

(a)           Company’s Successors.  This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that becomes bound by this Agreement.

(b)           Your Successors.  This Agreement and all of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9.	Miscellaneous Provisions.

(a)           Indemnification.  The Company shall indemnify you to the maximum extent permitted by applicable law and the Company’s Bylaws with respect to your service and you shall also be covered under a directors and officers liability insurance policy paid for by the Company to the extent that the Company maintains such a liability insurance policy now or in the future.

(b)           Notice.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by registered or certified mail.  In your case, mailed notices shall be addressed to you at the home address that you most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(c)           Modifications and Waivers.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of the Company (other than you).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d)           Whole Agreement.  No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.  This Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all previous agreement and understanding regarding your Employment including the Old Employment Agreement.

(e)           Withholding Taxes.  All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by laws in Hong Kong except the compensation paid by Konzern.

(f)           Choice of Law and Severability.  This Agreement shall be interpreted in accordance with the laws of Hong Kong without giving effect to provisions governing the choice of law.  If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect.  If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law.  All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(g)           No Assignment.  This Agreement and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time.  The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

(h)           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

We are all delighted to be able to extend you this offer and look forward to working with you.  To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated original copy of the Confidentiality Agreement, on or before November 16, 2010.  The Company requests that you begin work in this new position on or before November 16, 2010

Very truly yours,

CHINA MEDICINE CORPORATION

By:	/s/ Senshan Yang
(Signature)

Name:	Senshan Yang
Title:	Chief Executive Officer

ACCEPTED AND AGREED:

HENRY CHI FUNG HO

/s/ Henry Chi Fung Ho
(Signature)

November 16, 2010
Date

Attachment A:  Confidential Information and Invention Assignment Agreement

ATTACHMENT A

CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT

(See Attached)

CHINA MEDICINE CORPORATION

CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT

Employee Name: Henry Chi Fung Ho

Effective Date: November 16, 2010

As a condition of my becoming employed (or my employment being continued) by China Medicine Corporation, a Nevada corporation, or any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

1.    Relationship.  This Agreement will apply to my employment relationship with the Company.  If that relationship ends and the Company, within a year thereafter, either reemploys me or engages me as a consultant, I agree that this Agreement will also apply to such later employment or consulting relationship, unless the Company and I otherwise agree in writing.  Any such employment or consulting relationship between the Company and me, whether commenced prior to, upon or after the date of this Agreement, is referred to herein as the “Relationship.”

2.    Duties.  I will perform for the Company such duties as may be designated by the Company from time to time or that are otherwise within the scope of the Relationship and not contrary to instructions from the Company.  During the Relationship, I will devote my entire best business efforts to the interests of the Company and will not engage in other employment or in any activities detrimental to the best interests of the Company without the prior written consent of the Company.

3.    Confidential Information.

(a)    Protection of Information.  I understand that during the Relationship, the Company intends to provide me with information, including Confidential Information (as defined below), without which I would not be able to perform my duties to the Company.  I agree, at all times during the term of the Relationship and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company to the extent necessary to perform my obligations to the Company under the Relationship, and not to disclose to any person, firm, corporation or other entity, without written authorization from the Company in each instance, any Confidential Information that I obtain, access or create during the term of the Relationship, whether or not during working hours, until such Confidential Information becomes publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.  I further agree not to make copies of such Confidential Information except as authorized by the Company.

(b)    Confidential Information.  I understand that “Confidential Information” means information and physical material not generally known or available outside the Company and information and physical material entrusted to the Company in confidence by third parties.  Confidential Information includes, without limitation:  (i) Company Inventions (as defined below); (ii) technical data, trade secrets, know-how, research, product or service ideas or plans, software codes and designs, developments, inventions, laboratory notebooks, processes, formulas, techniques, biological materials, mask works, engineering designs and drawings, hardware configuration information, lists of, or information relating to, employees and consultants of the Company (including, but not limited to, the names, contact information, jobs, compensation, and expertise of such employees and consultants), lists of, or information relating to, suppliers and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the Relationship), price lists, pricing methodologies, cost data, market share data, marketing plans, licenses, contract information, business plans, financial forecasts, historical financial data, budgets or other business information disclosed to me by the Company either directly or indirectly, whether in writing, electronically, orally, or by observation.

(c)    Third Party Information.  My agreements in this Section 3 are intended to be for the benefit of the Company and any third party that has entrusted information or physical material to the Company in confidence.

(d)    Other Rights.  This Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the protection of trade secrets or confidential or proprietary information.

4.    Ownership of Inventions.

(a)     Inventions Retained and Licensed.  I have attached hereto, as Exhibit A, a complete list describing with particularity all Inventions (as defined below) that, as of the Effective Date, belong solely to me or belong to me jointly with others, and that relate in any way to any of the Company’s actual or proposed businesses, products, services, or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Inventions at the time of signing this Agreement.

(b)    Use or Incorporation of Inventions.  If in the course of the Relationship, I use or incorporate into a product, process or machine any Invention not covered by Section 4(d) of this Agreement in which I have an interest, I will promptly so inform the Company.  Whether or not I give such notice, I hereby irrevocably grant to the Company a nonexclusive, fully paid-up, royalty-free, assumable, perpetual, worldwide license, with right to transfer and to sublicense, to practice and exploit such Invention and to make, have made, copy, modify, make derivative works of, use, sell, import, and otherwise distribute such Invention under all applicable intellectual property laws without restriction of any kind.

(c)    Inventions.  I understand that “Inventions” means discoveries, developments, concepts, designs, ideas, know how, improvements, inventions, trade secrets and/or original works of authorship, whether or not patentable, copyrightable or otherwise legally protectable.  I understand this includes, but is not limited to, any new product, machine, article of manufacture, biological material, method, procedure, process, technique, use, equipment, device, apparatus, system, compound, formulation, composition of matter, design or configuration of any kind, or any improvement thereon.  I understand that “Company Inventions” means any and all Inventions that I may solely or jointly author, discover, develop, conceive, or reduce to practice during the period of the Relationship, except as otherwise provided in Section 4(g) below.

(d)     Assignment of Company Inventions.  I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title and interest throughout the world in and to any and all Company Inventions and all patent, copyright, trademark, trade secret and other intellectual property rights therein.  I further acknowledge that all Company Inventions that are made by me (solely or jointly with others) within the scope of and during the period of the Relationship are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by my salary.  I hereby waive and irrevocably quitclaim to the Company or its designee any and all claims, of any nature whatsoever, that I now have or may hereafter have for infringement of any and all Company Inventions.

(e)    Maintenance of Records.  I agree to keep and maintain adequate and current written records of all Company Inventions made or conceived by me (solely or jointly with others) during the term of the Relationship.  The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, or any other format.  The records will be available to and remain the sole property of the Company at all times.  I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business.  I agree to deliver all such records (including any copies thereof) to the Company at the time of termination of the Relationship as provided for in Sections 5 and 6.

(f)    Patent and Copyright Rights.  I agree to assist the Company, or its designee, at its expense, in every proper way to secure the Company’s, or its designee’s, rights in the Company Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive such rights, and in order to assign and convey to the Company or its designee, and any successors, assigns and nominees the sole and exclusive right, title and interest in and to such Company Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.  I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue during and at all times after the end of the Relationship and until the expiration of the last such intellectual property right to expire in any country of the world.  I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead to execute and file any such instruments and papers and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright, mask work and other registrations related to such Company Inventions.  This power of attorney is coupled with an interest and shall not be affected by my subsequent incapacity.

(g)     Exception to Assignments.  I understand that the Company Inventions will not include, and the provisions of this Agreement requiring assignment of inventions to the Company do not apply to, any invention which qualifies fully for exclusion under the provisions of applicable state law, if any, attached hereto as Exhibit B.  In order to assist in the determination of which inventions qualify for such exclusion, I will advise the Company promptly in writing, during and after the term of the Relationship, of all Inventions solely or jointly conceived or developed or reduced to practice by me during the period of the Relationship.

5.     Company Property; Returning Company Documents.  I acknowledge and agree that I have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, files, e-mail messages, and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.  I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.  I agree that, at the time of termination of the Relationship, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns.

6.    Termination Certification.  In the event of the termination of the Relationship, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit C; however, my failure to sign and deliver the Termination Certification shall in no way diminish my continuing obligations under this Agreement.

7.    Notice to Third Parties.  I agree that during the periods of time during which I am restricted in taking certain actions by the terms of this Agreement (the “Restriction Period”), I shall inform any entity or person with whom I may seek to enter into a business relationship (whether as an owner, employee, independent contractor, or otherwise) of my contractual obligations under this Agreement.  I also understand and agree that the Company may, with or without prior notice to me and during or after the term of the Relationship, notify third parties of my agreements and obligations under this Agreement.  I further agree that, upon written request by the Company, I will respond to the Company in writing regarding the status of my employment or proposed employment with any party during the Restriction Period.

8.    Solicitation of Employees, Consultants and Other Parties.  As described above, I acknowledge and agree that the Company's Confidential Information includes information relating to the Company's employees, consultants, customers and others, and that I will not use or disclose such Confidential Information except as authorized by the Company.  I further agree as follows:

(a)    Employees, Consultants. I agree that during the term of the Relationship, and for a period of twelve (12) months immediately following the termination of the Relationship for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity.

(b)    Other Parties. I agree that during the term of the Relationship, and for a period of twelve (12) months immediately following the termination of the Relationship for any reason, whether with or without cause, I shall not use any Confidential Information of the Company to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct any purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

9.    At-Will Relationship.  I understand and acknowledge that, except as may be otherwise explicitly provided in a separate written agreement between the Company and me, my Relationship with the Company is and shall continue to be at-will, as defined under applicable law, meaning that either I or the Company may terminate the Relationship at any time for any reason or no reason, without further obligation or liability, other than those provisions of this Agreement that explicitly survive the termination of the Relationship.

10.    Representations and Covenants.

(a)    Facilitation of Agreement.  I agree to execute promptly, both during and after the end of the Relationship, any proper oath, and to verify any proper document, required to carry out the terms of this Agreement, upon the Company’s written request to do so.

(b)    No Conflicts.  I represent that my performance of all the terms of this Agreement does not and will not breach any agreement I have entered into, or will enter into, with any third party, including without limitation any agreement to keep in confidence proprietary information or materials acquired by me in confidence or in trust prior to or during the Relationship.  I will not disclose to the Company or use any inventions, confidential or non-public proprietary information or material belonging to any previous client, employer or any other party.  I will not induce the Company to use any inventions, confidential or non-public proprietary information, or material belonging to any previous client, employer or any other party.  I acknowledge and agree that I have listed on Exhibit A all agreements (e.g., non-competition agreements, non-solicitation of customers agreements, non-solicitation of employees agreements, confidentiality agreements, inventions agreements, etc.), if any, with a current or former client, employer, or any other person or entity, that may restrict my ability to accept employment with the Company or my ability to recruit or engage customers or service providers on behalf of the Company, or otherwise relate to or restrict my ability to perform my duties for the Company or any obligation I may have to the Company.  I agree not to enter into any written or oral agreement that conflicts with the provisions of this Agreement.

(c)    Voluntary Execution.  I certify and acknowledge that I have carefully read all of the provisions of this Agreement, that I understand and have voluntarily accepted such provisions, and that I will fully and faithfully comply with such provisions.

11.    General Provisions.

(a)    Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of Hong Kong, without giving effect to the principles of conflict of laws.

(b)    Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the Company and me relating to its subject matter and merges all prior discussions between us.  No amendment to this Agreement will be effective unless in writing signed by both parties to this Agreement.  The Company shall not be deemed hereby to have waived any rights or remedies it may have in law or equity, nor to have given any authorizations or waived any of its rights under this Agreement, unless, and only to the extent, it does so by a specific writing signed by a duly authorized officer of the Company, it being understood that, even if I am an officer of the Company, I will not have authority to give any such authorizations or waivers for the Company under this Agreement without specific approval by the Board of Directors.  Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

(c)    Severability.  If one or more of the provisions in this Agreement are deemed void or unenforceable to any extent in any context, such provisions shall nevertheless be enforced to the fullest extent allowed by law in that and other contexts, and the validity and force of the remainder of this Agreement shall not be affected.  The Company and I have attempted to limit my right to use, maintain and disclose the Company’s Confidential Information, and to limit my right to solicit employees and customers only to the extent necessary to protect the Company from unfair competition.  Should a court of competent jurisdiction determine that the scope of the covenants contained in Section 8 exceeds the maximum restrictiveness such court deems reasonable and enforceable, the parties intend that the court should reform, modify and enforce the provision to such narrower scope as it determines to be reasonable and enforceable under the circumstances existing at that time.

(d)    Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and my successors and assigns, and will be for the benefit of the Company, its successors, and its assigns.

(e)    Remedies.  I acknowledge and agree that violation of this Agreement by me may cause the Company irreparable harm, and therefore agree that the Company will be entitled to seek extraordinary relief in court, including, but not limited to, temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security (or, where such a bond or security is required, I agree that a $1,000 bond will be adequate), in addition to and without prejudice to any other rights or remedies that the Company may have for a breach of this Agreement.

(f)    Advice of Counsel.  I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.  THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[Signature Page Follows]

The parties have executed this Agreement on the respective dates set forth below, to be effective as of the Effective Date first above written.

THE COMPANY:

CHINA MEDICINE CORPORATION

By:
(Signature)

Name:	SENSHAN YANG
Title:	CHIEF EXECUTIVE OFFICER

Address:
2/F, Guangri Tower, No. 9 Siyounan Road
1st Street, Yuexiu District, Guangzhou,
China 510600
Fax:	86-20-8737 3030

Date:

EMPLOYEE:

HENRY CHI FUNG HO
(PRINT NAME)

(Signature)

Address:
Flat 2006, Oi Hong House,
Tsz Oi Court Stage 3, Kowloon, Hong Kong
Fax:	N/A

Date:	November 16, 2010

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

EXCLUDED UNDER SECTION 4(a)

Title	Date	Identifying Number or Brief Description

☒	No inventions, improvements, or original works of authorship

☐	Additional sheets attached

Signature of Employee:

Print Name of Employee:	Henry Chi Fung Ho

Date:	November 16, 2010

EXHIBIT B

Section 2870 of the California Labor Code is as follows:

(a)           Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)           Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)           Result from any work performed by the employee for the employer.

(b)           To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

OR

RCW 49.44.140 of the Revised Code of Washington is as follows:

(1)           A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

(2)           An employer shall not require a provision made void and unenforceable by subsection (1) of this section as a condition of employment or continuing employment.

(3)           If an employment agreement entered into after September 1, 1979, contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

EXHIBIT C

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to [                        ], a [                      ] corporation, its subsidiaries, affiliates, successors or assigns (collectively, the “Company”).

I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any Inventions (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement, and I acknowledge my continuing obligations under that agreement.

I further agree that, in compliance with the Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twelve (12) months from the date of this Certification, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity.

Further, I agree that for twelve (12) months from the date of this Certification, I shall not use any Confidential Information of the Company to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct any purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

Date:	November 16, 2010	EMPLOYEE:

Henry Chi Fung Ho
(Print Employee’s Name)

(Signature)